UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                  Polycom, Inc.
                                (Name of Issuer)

                          Common Stock Par Value $.0005
                          (Title of Class of Securities)

                                    73172K104
                                 (CUSIP Number)

                               December 31, 1998
    -----------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

      Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

      |_|   Rule 13d-1(b)
      |_|   Rule 13d-1(c)
      |X|   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 73172K104                   13G                     Page 2 of 25 Pages

1.    Names of Reporting Persons
      S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

      Oak Management Corporation
      06-0990851
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
Number of           (5) Sole Voting Power         Not applicable
Shares Bene-
ficially Owned      (6) Shared Voting Power       326,147 Shares of Common Stock
by Each
Reporting           (7) Sole Dispositive Power    Not applicable
Person with:
                    (8) Shared Dispositive Power  326,147 Shares of Common Stock
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      326,147 Shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9

      1.1%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      CO

Cusip No. 73172K104                   13G                     Page 3 of 25 Pages

1.    Names of Reporting Persons
      S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

      Oak Investment Partners IV, Limited Partnership
      06-1237975
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
Number of           (5) Sole Voting Power          21,529 Shares of Common Stock
Shares Bene-
ficially Owned
by Each             (6) Shared Voting Power        Not applicable
Report-
ing Person          (7) Sole Dispositive Power     21,529 Shares of Common Stock
with:
                    (8) Shared Dispositive Power   Not applicable
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      21,529 Shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9

      0.07%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      PN

Cusip No. 73172K104                   13G                     Page 4 of 25 Pages

1.    Names of Reporting Persons
      S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

      Oak Associates IV, LLC
      06-1237974
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
Number of           (5) Sole Voting Power          Not applicable
Shares Bene-
ficially Owned      (6) Shared Voting Power        21,529 Shares of Common Stock
by Each
Reporting
Person with:        (7) Sole Dispositive Power     Not applicable

                    (8) Shared Dispositive Power   21,529 Shares of Common Stock
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      21,529 Shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9

      0.07%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      OO-LLC

Cusip No. 73172K104                   13G                     Page 5 of 25 Pages

1.    Names of Reporting Persons
      S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

      Oak IV Affiliates Fund, Limited Partnership
      06-1256163
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
Number of               (5) Sole Voting Power         981 Shares of Common Stock
Shares Bene-
ficially Owned          (6) Shared Voting Power       Not applicable
by Each
Reporting               (7) Sole Dispositive Power    981 Shares of Common Stock
Person with:
                        (8) Shared Dispositive Power  Not applicable
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      981 Shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9

      0%
--------------------------------------------------------------------------------
12    Type of Reporting Person (See Instructions)

      PN

Cusip No. 73172K104                   13G                     Page 6 of 25 Pages

1.    Names of Reporting Persons
      S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

      Oak IV Affiliates
      06-1256164
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      Connecticut
--------------------------------------------------------------------------------
Number of               (5) Sole Voting Power         Not applicable
Shares Bene-
ficially Owned          (6) Shared Voting Power       981 Shares of Common Stock
by Each
Reporting               (7) Sole Dispositive Power    Not applicable
Person with:
                        (8) Shared Dispositive Power  981 Shares of Common Stock
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      981 Shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9

      0%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      PN

Cusip No. 73172K104                   13G                     Page 7 of 25 Pages

1.    Names of Reporting Persons
      S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

      Oak Investment Partners VI, Limited Partnership
      06-1412578
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
Number of           (5) Sole Voting Power         Not applicable
Shares Bene-
ficially Owned      (6) Shared Voting Power       266,304 Shares of Common Stock
by Each
Reporting           (7) Sole Dispositive Power    Not applicable
Person with:
                    (8) Shared Dispositive Power  266,304 Shares of Common Stock
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      266,304 Shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9

      0.9%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      PN

Cusip No. 73172K104                   13G                     Page 8 of 25 Pages

1.    Names of Reporting Persons
      S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

      Oak Associates VI, LLC
      06-1412579
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      Connecticut
--------------------------------------------------------------------------------
Number of           (5) Sole Voting Power         Not applicable
Shares Bene-
ficially Owned      (6) Shared Voting Power       266,304 Shares of Common Stock
by Each
Reporting           (7) Sole Dispositive Power    Not applicable
Person with:
                    (8) Shared Dispositive Power  266,304 Shares of Common Stock
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      266,304 Shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9

      0.9%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      OO-LLC

Cusip No. 73172K104                   13G                     Page 9 of 25 Pages

1.    Names of Reporting Persons
      S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

      Oak VI Affiliates Fund, Limited Partnership
      06-1414970
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
Number of            (5) Sole Voting Power         Not applicable
Shares Bene-
ficially Owned       (6) Shared Voting Power       37,333 Shares of Common Stock
by Each
Reporting            (7) Sole Dispositive Power    Not applicable
Person with:
                     (8) Shared Dispositive Power  37,333 Shares of Common Stock
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      37,333 Shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9

      0.13%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      PN

Cusip No. 73172K104                   13G                    Page 10 of 25 Pages

1.    Names of Reporting Persons
      S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

      Oak VI Affiliates, LLC
      06-1414968
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
Number of            (5) Sole Voting Power         Not applicable
Shares Bene-
ficially Owned       (6) Shared Voting Power       37,333 Shares of Common Stock
by Each
Reporting            (7) Sole Dispositive Power    Not applicable
Person with:
                     (8) Shared Dispositive Power  37,333 Shares of Common Stock
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      37,333 Shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9

      0.13%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      OO-LLC

Cusip No. 73172K104                   13G                    Page 11 of 25 Pages

1.    Names of Reporting Persons
      S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

      Bandel L. Carano
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
Number of           (5) Sole Voting Power         Not applicable
Shares Bene-
ficially Owned      (6) Shared Voting Power       326,147 Shares of Common Stock
by Each
Reporting           (7) Sole Dispositive Power    Not applicable
Person with:
                    (8) Shared Dispositive Power  326,147 Shares of Common Stock
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      326,147 Shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9

      1.1%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      IN

Cusip No. 73172K104                   13G                    Page 12 of 25 Pages

1.    Names of Reporting Persons
      S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

      Gerald R. Gallagher
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
Number of           (5) Sole Voting Power         Not applicable
Shares Bene-
ficially Owned      (6) Shared Voting Power       326,147 Shares of Common Stock
by Each
Reporting           (7) Sole Dispositive Power    Not applicable
Person with:
                    (8) Shared Dispositive Power  326,147 Shares of Common Stock
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      326,147 Shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9

      1.1%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      IN

Cusip No. 73172K104                   13G                    Page 13 of 25 Pages

1.    Names of Reporting Persons
      S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

      Edward F. Glassmeyer
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
Number of           (5) Sole Voting Power         Not applicable
Shares Bene-
ficially Owned      (6) Shared Voting Power       326,147 Shares of Common Stock
by Each
Reporting           (7) Sole Dispositive Power    Not applicable
Person with:
                    (8) Shared Dispositive Power  326,147 Shares of Common Stock
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      326,147 Shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9

      1.1%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      IN

Cusip No. 73172K104                   13G                    Page 14 of 25 Pages

1.    Names of Reporting Persons
      S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

      Fredric W. Harman
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
Number of           (5) Sole Voting Power         Not applicable
Shares Bene-
ficially Owned      (6) Shared Voting Power       326,147 Shares of Common Stock
by Each
Reporting           (7) Sole Dispositive Power    Not applicable
Person with:
                    (8) Shared Dispositive Power  326,147 Shares of Common Stock
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      326,147 Shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9

      1.1%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      IN

Cusip No. 73172K104                   13G                    Page 15 of 25 Pages

1.    Names of Reporting Persons
      S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

      Ann H. Lamont
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
Number of           (5) Sole Voting Power         Not applicable
Shares Bene-
ficially Owned      (6) Shared Voting Power       326,147 Shares of Common Stock
by Each
Reporting           (7) Sole Dispositive Power    Not applicable
Person with:
                    (8) Shared Dispositive Power  326,147 Shares of Common Stock
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      326,147 Shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9

      1.1%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      IN

Cusip No. 73172K104                   13G                    Page 16 of 25 Pages

1.    Names of Reporting Persons
      S.S. or I.R.S. Identification Nos. of Above Persons (entities only.)

      Eileen M. More
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
      (a)   |_|
      (b)   |_|
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
Number of           (5) Sole Voting Power         Not applicable
Shares Bene-
ficially Owned      (6) Shared Voting Power       326,147 Shares of Common Stock
by Each
Reporting           (7) Sole Dispositive Power    Not applicable
Person with:
                    (8) Shared Dispositive Power  326,147 Shares of Common Stock
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      326,147 Shares of Common Stock
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row 9

      1.1%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)

      IN

Cusip No. 73172K104                   13G                    Page 17 of 25 Pages

                                  Schedule 13G
                                 Amendment No. 2
                         Common Stock, Par Value $.0005
                               CUSIP No. 73172K104

Item 1(a)   Name of Issuer:

      Polycom, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

      2584 Junction Avenue
      San Jose, CA 95134

Item 2(a)   Name of Person filing:

      Oak Investment Partners IV, Limited Partnership
      Oak Associates IV, LLC
      Oak IV Affiliates Fund, Limited Partnership
      Oak IV Affiliates
      Oak Investment Partners VI, Limited Partnership
      Oak Associates VI, LLC
      Oak VI Affiliates Fund, Limited Partnership
      Oak VI Affiliates, LLC
      Oak Management Corporation
      Bandel L. Carano
      Gerald R. Gallagher
      Edward F. Glassmeyer
      Fredric W. Harman
      Ann H. Lamont
      Eileen M. More

Item 2(b)   Address of Principal Business Office or, if none, Residence:

      c/o Oak Management Corporation
      One Gorham Island
      Westport, CT 06880

Item 2(c)   Citizenship:

      Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)   Title of Class of Securities:

      Common stock, $.0005 par value

Item 2(e)   CUSIP Number: 73172K104

Item 3      Not Applicable.

Item 4      Ownership.

      The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 29,602,124 shares outstanding as of November 2, 1998, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended October 4, 1998, plus the shares issuable upon exercise of the options described in the following sentence. Amounts shown as beneficially owned include currently exercisable options to purchase 21,529 shares, 981 shares, 2,433 shares and 57 shares of Common Stock which may be deemed to be held by Bandel L. Carano on behalf of Oak Investment Partners IV, Limited Partnership, Oak IV Affiliates Fund, Limited Partnership, Oak Investment Partners VI, Limited Partnership and Oak VI Affiliates Fund Limited Partnership, respectively.

      Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5      Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |X|

Item 6      Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

      Not applicable

Item 8      Identification and Classification of Members of the Group.

      Not applicable

Item 9      Notice of Dissolution of Group.

      Not applicable

Item 10     Certification.

      Not applicable

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 16, 1999

                                     Oak Investment Partners IV
                                     Limited Partnership

                                     By: Oak Associates IV, LLC,
                                         As General Partner

                                     By: /s/ Eileen M. More
                                         ---------------------------------------
                                         Managing Member


                                     Oak Associates IV, LLC

                                     By: /s/ Eileen M. More
                                         ---------------------------------------
                                         Managing Member


                                     Oak IV Affiliates Fund, Limited Partnership

                                     By: Oak IV Affiliates, As General Partner

                                     By: /s/ Eileen M. More
                                         ---------------------------------------
                                         General Partner


                                     Oak IV Affiliates

                                     By: /s/ Eileen M. More
                                         ---------------------------------------
                                         General Partner

                                  Oak Investment Partners VI Limited Partnership

                                  By: Oak Associates VI, LLC
                                      As General Partner

                                  By: /s/ Eileen M. More
                                      ---------------------------------------
                                      General Partner


                                  Oak Associates VI, LLC

                                  By: /s/ Eileen M. More
                                      ---------------------------------------
                                      Manager Member


                                  Oak VI Affiliates Fund, Limited Partnership

                                  By: Oak VI Affiliates, As General Partner

                                  By: /s/ Eileen M. More
                                      ---------------------------------------
                                      General Partner


                                  Oak VI Affiliates

                                  By: /s/ Eileen M. More
                                      ---------------------------------------
                                      General Partner

                                     OAK MANAGEMENT CORPORATION

                                     By: /s/ Edward F. Glassmeyer
                                         ------------------------
                                     Name: Edward F. Glassmeyer
                                     Title: President


                                     /s/ Bandel L. Carano
                                         ------------------------
                                     Bandel L. Carano


                                     /s/ Fredric W. Harman
                                         ------------------------
                                     Fredric W. Harman


                                     /s/ Gerald R. Gallagher
                                         ------------------------
                                     Gerald R. Gallagher


                                     /s/ Edward F. Glassmeyer
                                         ------------------------
                                     Edward F. Glassmeyer


                                     /s/ Ann H. Lamont
                                         ------------------------
                                     Ann H. Lamont


                                     /s/ Eileen M. More
                                         ------------------------
                                     Eileen M. More

                                INDEX TO EXHIBITS

                                                                            Page
                                                                            ----

EXHIBIT A                 Agreement of Reporting Persons                    22

                                    Exhibit A

      Each of the undersigned hereby agrees that Amendment No. 2 to the Schedule 13G filed on the date hereof with respect to the shares of Common Stock of Polycom, Inc. has been filed on behalf of the undersigned. Signature:

      Dated February 16, 1999

                                     Oak Investment Partners IV
                                     Limited Partnership

                                     By: Oak Associates IV, LLC,
                                         As General Partner

                                     By: /s/ Eileen M. More
                                         ---------------------------------------
                                         Managing Member


                                     Oak Associates IV, LLC

                                     By: /s/ Eileen M. More
                                         ---------------------------------------
                                         Managing Member


                                     Oak IV Affiliates Fund, Limited Partnership

                                     By: Oak IV Affiliates, As General Partner

                                     By: /s/ Eileen M. More
                                         ---------------------------------------
                                         General Partner


                                     Oak IV Affiliates

                                     By: /s/ Eileen M. More
                                         ---------------------------------------
                                         General Partner

                                  Oak Investment Partners VI Limited Partnership

                                  By: Oak Associates VI, LLC
                                      As General Partner

                                  By: /s/ Eileen M. More
                                      ---------------------------------------
                                      General Partner


                                  Oak Associates VI, LLC

                                  By: /s/ Eileen M. More
                                      ---------------------------------------
                                      Manager Member


                                  Oak VI Affiliates Fund, Limited Partnership

                                  By: Oak VI Affiliates, As General Partner

                                  By: /s/ Eileen M. More
                                      ---------------------------------------
                                      General Partner


                                  Oak VI Affiliates

                                  By: /s/ Eileen M. More
                                      ---------------------------------------
                                      General Partner

                                     OAK MANAGEMENT CORPORATION

                                     By: /s/ Edward F. Glassmeyer
                                         ------------------------
                                     Name: Edward F. Glassmeyer
                                     Title: President


                                     /s/ Bandel L. Carano
                                         ------------------------
                                     Bandel L. Carano


                                     /s/ Fredric W. Harman
                                         ------------------------
                                     Fredric W. Harman


                                     /s/ Gerald R. Gallagher
                                         ------------------------
                                     Gerald R. Gallagher


                                     /s/ Edward F. Glassmeyer
                                         ------------------------
                                     Edward F. Glassmeyer


                                     /s/ Ann H. Lamont
                                         ------------------------
                                     Ann H. Lamont


                                     /s/ Eileen M. More
                                         ------------------------
                                     Eileen M. More